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                                                                    Exhibit 99-1

XEROX CORPORATION SAVINGS PLAN


Financial Statements and Schedule




December 31, 2002 and 2001

(With Independent Auditors' Report Thereon)


XEROX CORPORATION SAVINGS PLAN


Statements of Net Assets Available for Plan Benefits


December 31, 2002 and 2001

(In thousands)

                                                    2002                2001
Assets:
 Investment interest in Master
 Trust at fair value (Note 4)                    $2,839,106           3,217,629
 Participant loans receivable                        66,999              74,315

        Net assets available for benefits        $2,906,105           3,291,944


The accompanying notes are an integral part of these financial statements.


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XEROX CORPORATION SAVINGS PLAN


Statement of Changes in Net Assets Available for Plan Benefits

Year ended December 31, 2002

(In thousands)

                                                     2002
Additions:
  Additions to net assets attributed to:
    Contributions:
      Participant                                  $195,220
      Rollovers from non-Xerox plans                  2,851
      Rollovers from RIGP and ESOP                  112,329

          Total contributions                       310,400

      Investment loss from Plan interest in
       Master Trust, net of administrative
       expenses                                    (296,317)

    Interest income on participant loans              5,490

          Total additions                            19,573

Deductions:
  Deductions from net assets attributed to:

    Benefits paid to participants                  (380,716)
    Transfers out of Plan                           (24,696)

           Total deductions                        (405,412)

Net decrease in assets available for benefits      (385,839)

Net assets available for benefits:
  Beginning of year                               3,291,944

  End of year                                    $2,906,105

The accompanying notes are an integral part of these financial statements.

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XEROX CORPORATION SAVINGS PLAN


Notes to Financial Statements


December 31, 2002 and 2001

(1)  Description of the Plan

The following description of the Xerox Corporation Savings Plan provides only general information. Participants should refer to the summary plan description and the Plan document for a more complete description of the Plan's provisions.

(a)  General

The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the "Company") and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Eligible employees are automatically entitled to participate in the 401(k) savings portion of the Plan upon date of hire.

(b)  Plan Amendments

In January 2001, the Xerox Corporation Savings Plan was amended to eliminate the cash/deferred component of profit sharing for all participants other than those covered by a collective bargaining agreement and those covered under the Plan's Schedule A, Contributions and Allocations for XESystems, Inc. employees. Effective January 2002, the Plan was amended to eliminate the cash/deferred component of those covered by a collective bargaining agreement.

(c)  Contributions

Subject to limits imposed by the Internal Revenue Code (the "Code"), eligible employees may contribute up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants direct the investment of their contributions into various investment options offered by the Plan.

Separated participants can elect to roll their balances from certain Company affiliate plans (the Xerox Retirement Income Guarantee Plan ("RIGP") or the Xerox Employee Stock Ownership Plan ("ESOP")) into their Plan balance. This is a one-time rollover election at the time they choose to receive a distribution from the RIGP or ESOP.

(d)  Vesting of Benefits

Participants are vested immediately in their contributions and actual earnings thereon.

(e)  Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account. There were no benefits payable at December 31, 2002 and 2001.

(f)  Investment Options

Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of three tiers of funds (Tier I, II, and III); each tier consists of several underlying funds with various levels of market risk and returns. The options consist of several balanced funds, a company stock fund, several other stock funds, a bond fund, and a marketplace window (mutual funds).

(g)  Participant Loans

Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are payable over terms up to 4.5 years except in the case of principle residence loans which are payable over terms up to 14.5 years. Loans bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants' accounts based on their current investment allocation elections. Interest rates ranged from 5.75% to 11.5% and 7% to 11.5% at December 31, 2002 and 2001, respectively.

(h)  Administration

The Company is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the "Trustee"). Hewitt Associates ("the Recordkeeper") is the recordkeeper of the Plan.

(i)  Plan Termination

The Plan was established with the expectation that it will continue indefinitely, however, the Company reserves the right to amend or terminate the Plan. In the event of a full or partial termination of the Plan, the rights of all affected participants in the value of their accounts would be nonforfeitable.

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XEROX CORPORATION SAVINGS PLAN


Notes to Financial Statements


December 31, 2002 and 2001

(2)  Summary of Accounting Principles and Practices

(a)  Basis of Accounting

The Plan's financial statements are prepared under the accrual basis of accounting.

(b)  Benefit Payments

Benefit payments are recorded when paid.

(c)    Contributions

Contributions are recorded when withheld from participants' pay.

(d)  Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

(e)  Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the "Master Trust"). The value of the Plan's interest in the Master Trust is based on the beginning of year value of the Plan's interest in the trust, plus actual contributions and investment results based on participant account balances, less actual distribution and allocated administrative expenses. For financial reporting purposes, income or loss on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan's interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.

(f)  Valuation of Investments

The Plan's investment in the Master Trust is recorded at an amount equal to the Plan's interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Common and preferred shares, corporate and government bonds are valued based on quoted market prices if available. Non-readily marketable investments are carried at estimated fair value. Registered investment companies and bank collective investment funds are valued based on net asset value. Purchases and sales of securities are recorded on a trade-date basis as affirmed by investment managers. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant notes receivable are valued at cost which approximates fair value.

(g)  Administrative Expenses

Certain administrative expenses such as, Trustee, custodian and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.

(h)  Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in risks in the near term would materially affect the amount reported in the statements of assets available for benefits and the statement of changes in net assets available for benefits.


(i)  Reclassifications

Certain prior period amounts have been reclassified to conform with current period presentation.
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XEROX CORPORATION SAVINGS PLAN


Notes to Financial Statements


December 31, 2002 and 2001


(3)  Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering Plan amendments through October 25, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

(4)  Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust's investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants. The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:


                                                             2002          2001

Xerox Corporation Savings Plan                               44.8%         41.3%

The Profit Sharing Plan of Xerox Corporation and The
Xerographic Division, Union of Needletrades, Industrial
and Textile Employees, A.F.L. - C.I.O. - C.L.C.               3.2%          3.0%

Xerox Corporation Retirement Income Guarantee Plan           48.0%         51.2%

Retirement Income Guarantee Plan of Xerox Corporation and
The Xerographic Division, Union of Needletrades, Industrial
and Textile Employees, A.F.L. - C.I.O. - C.L.C.               4.0%          4.5%


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XEROX CORPORATION SAVINGS PLAN


Notes to Financial Statements,


December 31, 2002 and 2001


The following financial information is presented for the Master Trust.

Statement of Net Assets of the Master Trust is as follows (in thousands) at:

                                                          December 31,
                                                       2002         2001
Assets:

  Investments at fair value:
   At quoted market value -
    Short-term investments                         $   23,620        96,307
    Fixed income investments                          832,708     1,558,989
    Xerox common stock                                236,090       334,459
    Registered investment companies                   828,384       263,965
    Common and preferred stock                      1,454,995     1,949,737
    Common collective trusts                        2,940,717     3,460,861
   At estimated fair value -
    Interests in real estate trusts                     1,382         2,025
    Other investments                                 170,970       264,102

  Receivables:
    Accrued interest and dividends                     13,385        25,516
    Receivable for securities sold                    276,289       962,158
    Other receivables                                     840            60

       Total assets                                 6,779,380     8,918,179

Liabilities:

  Payable for securities purchased                    428,849     1,123,575
  Other                                                15,295         8,516

       Total liabilities                              444,144     1,132,091

       Net assets available for benefits           $6,335,236     7,786,088


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XEROX CORPORATION SAVINGS PLAN

Notes to Financial Statements

December 31, 2002 and 2001

Statement of changes in net assets of the Master Trust for the year ended December 31, 2002 is as follows (in thousands):

Additions (deductions) to net assets attributable to:
  Investment earnings:
  Interest and dividends                             $   99,674
  Net depreciation of investments                      (914,974)
  Margin variation on futures contracts                  (3,196)
  Foreign currency gain                                   9,733
  Other                                                  11,001

       Total investment losses                         (797,762)

       Total additions (deductions)                    (797,762)

Deductions from net assets attributable to:
  Net transfers out of Master Trust                    (613,117)
  Administrative expenses                               (39,973)

        Total deductions                               (653,090)

Net decrease in net assets available for benefits    (1,450,852)

Net assets available for benefits:
  Beginning of year                                   7,786,088

  End of year                                        $6,335,236



The Finance Committee of the Xerox Board of Directors approves the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. The Finance Committee consists of four members of the Xerox Corporation Board of Directors, none of whom are officers of Xerox Corporation. The Xerox Corporate Treasurer chairs the Fiduciary Investment Review Committee, which is composed of corporate officers who oversee the management of the funds on a regular basis. As of October 26, 2001, Xerox retained General Motors Asset Management and its affiliates to provide investment services to this plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.

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XEROX CORPORATION SAVINGS PLAN


Notes to Financial Statements

December 31, 2002 and 2001

During 2002, the Master Trust's investments (including investments bought, sold, as well as held during the year) (depreciated)in value as follows (in thousands):

                                                           December 31, 2002

Investments at quoted market value:

  Short-term and fixed income investments                       $ (28,098)
  Xerox stock fund                                                (63,507)
  Registered investment companies                                (419,485)
  Common and preferred stock                                      (56,199)
  Common collective trusts                                       (246,310)

Investments at estimated fair value:
  Interest in real estate trusts                                     (643)
  Interest in other investments                                  (100,732)

         Net depreciation                                       $(914,974)


(5)  Related Party Transactions

The Plan invests in a unitized stock fund, The Xerox Stock Fund (the "Fund"), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2002, the Plan purchased common shares in the Fund in the approximate amount of $29,103,494, sold common shares in the Fund in the approximate amount of $61,525,310, and had net depreciation in the Fund of approximately $(69,327,165). The total value of the Plan's investment in the Fund was approximately $219,563,700 and $311,046,870 at December 31, 2002 and 2001, respectively. These transactions, as well as participant loans, qualify as party-in-interest transactions.

In addition, certain funds are managed by an affiliate of the Trustee and therefore qualify as party-in-interest transactions.

(6) Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.


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XEROX CORPORATION SAVINGS PLAN

Schedule of Assets (Held at End of Year)-Schedule H, Part IV, Item 4i Schedule I

December 31, 2002


Identity of issuer,                Description of
borrower, lessor,                  investment including
or similar party                   maturity date,
                                   rate of interest,
                                   collateral, par or                    Current
                                   maturity value                         value


*Participant loans receivable    Loans to Plan participants,
                                  maturity dates through
                                  June 27, 2017, interest rates
                                  from 5.75% to 11.5% per annum      $66,999,316

 *Party-in-interest.





                         Report of Independent Auditors


To the Participants and Administrator of Xerox Corporation Savings Plan:


In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Xerox Corporation Savings Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                  /s/ PricewaterhouseCoopers LLP
                                                      PricewaterhouseCoopers LLP

New York, New York
June 16, 2003